Exhibit d 12 c

MAINSTAY VP FUNDS TRUST

AMENDMENT TO THE SUBADVISORY AGREEMENT

This Amendment to the Subadvisory Agreement, made as of the 30th day of November, 2018 (the “Amendment”), between New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”) and Cushing® Asset Management LP, a Texas limited partnership (the “Subadvisor”).

WHEREAS, the parties hereto have entered into a Subadvisory Agreement effective as of May 1, 2015, as amended (the “Agreement”); and

WHEREAS, the parties hereby wish to amend Schedule A of the Agreement to remove the MainStay VP Absolute Return Multi-Strategy Portfolio.

NOW, THEREFORE, the parties agree as follows:

(i)	Effective November 30, 2018, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

[The Remainder Of This Page Has Been Left Blank Intentionally.]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers and attested effective as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

CUSHING ASSET MANAGEMENT, LP

Attest:	/s/ Barry Greenberg	By:	Swank Capital LLC, its general partner
Name:	Barry Greenberg
Title:	General Counsel & CCO
		By:	/s/ Jeffy V. Swank
		Name:	Jerry V. Swank
		Title:	Managing Member

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SCHEDULE A

(As of November 30, 2018)

As compensation for services provided by Subadvisor the Manager will pay the Subadvisor and Subadvisor agrees to accept as full compensation for all services rendered hereunder, at an annual subadvisory fee equal to the following:

PORTFOLIO	ANNUAL RATE

MainStay VP Cushing Renaissance Advantage Portfolio	0.55% on assets up to $500 million; and 0.525% on assets over $500 million

The portion of the fee based upon the average daily net assets of the Portfolio shall be accrued daily at the rate of l/(number of days in calendar year) of the annual rate applied to the daily net assets of the Portfolio.

Payment will be made to the Subadvisor on a monthly basis.

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